Exhibit 99.1

CESCA THERAPEUTICS REPORTS THIRD QUARTER FISCAL 2014 RESULTS

Company Completes Acquisition of TotipotentRX

and Reports Significant Clinical Milestones

RANCHO CORDOVA – May 15, 2014 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported financial results for the third quarter of fiscal 2014.

“We are pleased to report the quarter was marked by a number of fundamental advances in our regenerative medicine growth strategy,” said Matthew T. Plavan, Chief Executive Officer of Cesca Therapeutics.   “We consummated our merger with TotipotentRX to form Cesca Therapeutics, began integrating management and expanding the Cesca board and we reported pilot data for our therapeutic candidate to treat heart attack patients and statistically significant results from our feasibility study to treat severe peripheral vascular disease,” he continued.

Highlights of the third quarter of fiscal 2014 and recent events include:

•	Announced safety and efficacy results of our Phase Ib feasibility study in Critical Limb Ischemia (SurgWerks-CLI)TM, with a major amputation free survival rate of 82%.

•
Met with key congressional leaders in Washington D.C. regarding the Regenerative Medicine Promotion Act of 2014. Discussed the potential clinical benefit and estimated nearly $20B annual cost savings impact Cesca’s SurgWerks-CLI product could have on the U.S. healthcare system.

•	Announced the restructuring of our sales, marketing and technical support organization and the appointment of Mr. Tim Lee as Director of International Sales.

•
Submitted a pre-IDE information package to the U. S. FDA for the use of the SurgWerks CLI Therapy designed to treat no option patients with late stage critical limb ischemia. Requested a Pre-Submission meeting with the FDA during the summer of 2014 to work cooperatively on the clinical and regulatory plan of the CLI pivotal trial. Meeting granted in late June.

•
Identified two adjacent therapeutic opportunities in the bone marrow transplant market. In collaboration with Fortis Hospital, Cesca developed a new protocol to significantly improve the odds of finding a viable match for patients in need of a hematopoietic stem cell transplant more commonly referred to as bone marrow transplant.  The Company estimates the addressable market to be between $100 and $200 million and is seeking 510(k) approval for the devices in this application.

•
Appointed Mahendra Rao, MBBS, Ph.D. to the Company’s board of directors. Dr. Rao has worked in the stem cell field for more than 20 years in private industry, academia, government and regulatory affairs.

•	Reported revenues of $4 million and adjusted EBITDA loss of $1.4 million for the quarter ended March 31, 2014.

•
Successfully raised net proceeds of approximately $6.0 million by completing a private placement. We issued 3.3 million shares of common stock at $2.00 per share, plus 1.7 million cash warrants with a strike price of $2.81.

•	Ended the quarter with $6.6 million in cash and cash equivalents.

Third Quarter Results

For the quarter ended March 31, 2014, revenues were $4.0 million, compared to $4.9 million for the same period in 2013. The decrease in revenues of $854 thousand was due to lower sales in Asia.  We expect sales to our Asian customers will remain solid but will likely fluctuate quarter to quarter in the near term based on the timing of construction activities at certain China cord blood banks.

Operating expenses for the quarter ended March 31, 2014 were $3.4 million, compared to $2.8 million for the same period in 2013.  The increase in operating expenses of $600 thousand was attributable to expenses associated with the acquisition of TotipotentRX, development costs associated with our bone marrow cell processing platform that will be used in our AMIRST and CLIRST clinical trials and a one-time gain on the sale of our ThermoLine product line in the prior year.

Adjusted EBITDA loss was $1.4 million for the quarter ended March 31, 2014 compared to $1.0 million for the same period in 2013. Adjusted EBITDA loss increased by $412 thousand compared with the same period in 2013 due to decline in AXP consumable sales in the Asian market, an increase in expenses associated with the acquisition of TotipotentRX, and an increase in costs associated with advancing our Acute Myocardial Infarction (“AMI”) and CLI cell therapies.

Net loss for the quarter ended March 31, 2014 was $1.9 million or $0.07 per share, compared to $1.1 million or $0.07 per share for the same prior year period. The increase in the net loss of $738 thousand was primarily due to decline sales in the Asian market, an increase in expenses associated with the merger, and an increase in costs associated with advancing our cell therapies.

Cesca Therapeutics ended the third quarter with $6.6 million in cash compared to $6.9 million at the end of fiscal 2013.  On January 30, 2014, we completed a private placement of 3.3 million shares of common stock, plus 1.7 million warrants, for net proceeds of approximately $6.0 million.

Non-GAAP Measures

In addition to the results reported in accordance with US GAAP, we also use a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends.  This financial measure is not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance.  The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the third quarter fiscal 2014 financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“Cesca”

To listen to the audio webcast of the call during or after the event, please visit
http://www.Cesca Therapeutics.com/company/investor-relations/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.
To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.Cescatherapeutics.com) is engaged in the research, development, and commercialization of autologous cell-based therapeutics for use in regenerative medicine.  We are a leader in developing and manufacturing automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:

•	SurgWerks™ Platform, proprietary stem cell therapy point-of-care kit systems for treating vascular and orthopedic indications that integrate the following indication specific systems:

•	Cell harvesting

•	Cell processing and selection

•	Cell diagnostics

•	Cell delivery

•	CellWerksTM Platform, a proprietary stem cell laboratory kit for processing target cells used in the treatments of oncological and hematological disorders.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood.

•
The MarrowXpress Platform (MXP), a derivative product of the AXP and its accompanying disposable bag set, isolates and concentrates stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes, while retaining over 90% of the MNCs.

•	The Res-Q™ 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

Forward Looking Statement

This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that Cesca Therapeutics Inc. will provide unmatched world-class capability and service to its clients. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Contact:

Cesca Therapeutics Inc.

Website: http://www.cescatherapeutics.com

Contact: Investor Relations

+1-916-858-5107, or

ir@cescatherapeutics.com

 Financials

Cesca Therapeutics Inc.
Condensed Balance Sheets
(Unaudited)

(in thousands, except share and per share amounts)	March 31, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$6,575	$6,884
Accounts receivable, net	5,560	4,898
Inventories	4,800	4,259
Prepaid expenses and other current assets	198	232

Total current assets	17,133	16,273

Equipment, net	2,373	2,208
Goodwill	18,893	--
Intangible assets, net	8,684	--
Other assets	70	48

	$47,153	$18,529
Current liabilities:
Accounts payable	$3,039	$3,106
Other current liabilities	2,446	2,042

Total current liabilities	5,485	5,148

Noncurrent liabilities	434	63

Stockholders' equity	41,234	13,318

	$47,153	$18,529

Cesca Therapeutics Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2014	2013	2014	2013
Net revenues	$4,038	$4,892	$12,150	$13,816

Cost of revenues	2,502	3,218	7,434	8,540

Gross profit	1,536	1,674	4,716	5,276

Expenses:
Sales and marketing	687	733	2,115	2,124

Research and development	768	658	2,398	2,210

General and administration	1,940	1,565	5,964	3,790

Gain on sale of product lines	--	(161)	--	(2,161)

Total operating expenses	3,395	2,795	10,477	5,963

Interest and other income (expense), net	--	--	--	(2)

Net loss	($1,859)	($1,121)	($5,761)	($689)

Basic and diluted net loss per common share	($0.07)	($0.07)	($0.28)	($0.04)

Shares used in computing per share data	28,430,676	16,526,232	20,592,099	16,521,462

Cesca Therapeutics Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
(in thousands)	2014	2013
Cash flows from operating activities:
Net loss	($5,761)	($689)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	587	400
Stock based compensation expense	462	410
Loss on disposal of equipment	--	7
Gain on sale of product lines	--	(2,161)

Net change in operating assets and liabilities:
Accounts receivable, net	(724)	(384)
Inventories	(430)	994
Prepaid expenses and current assets	84	--
Other assets	3	--
Accounts payable	(397)	(1,071)
Accrued payroll and related expenses	174	(17)
Deferred revenue	129	(51)
Other liabilities	(223)	65
Net cash used in operating activities	(6,096)	(2,497)

Cash flows from investing activities:
Capital expenditures	(326)	(342)
Cash acquired in acquisition	351	--
Proceeds from sale of product lines	--	2,535
Net cash (used in)/provided by investing activities:	25	2,193

Cash flows from financing activities:
Repayment of related party notes payable	(150)	--
Exercise of options and warrants	21	--
Issuance of common stock	5,944	--
Repurchase of common stock	(68)	(54)
Net cash used in financing activities	5,747	(54)

Effects of foreign currency rate changes on cash and cash equivalents	15	--

Net decrease in cash and cash equivalents	(309)	(358)

Cash and cash equivalents at beginning of period	6,884	7,879
Cash and cash equivalents at end of period	$6,575	$7,521

Cesca Therapeutics Inc.
Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Loss from operations	($1,859,000)	($1,121,000)	($5,761,000)	($687,000)

Add (subtract):

Depreciation and amortization	260,000	134,000	587,000	400,000

Stock-based compensation expense	177,000	138,000	462,000	410,000

Gain on sale of product line	--	(161,000)	--	(2,161,000)

Adjusted EBITDA loss	($1,422,000)	($1,010,000)	($4,712,000)	($2,038,000)